EXHIBIT 10.54

                              EMPLOYMENT AGREEMENT

            This EMPLOYMENT AGREEMENT (the "Agreement"), dated as of July 29, 1998 (the "Effective Date"), is made and entered into by and between RailTex, Inc., a Texas corporation (the "Company") and Ronald A. Rittenmeyer ("Executive").

            WHEREAS, the Company desires to obtain Executive's management and executive services by directly engaging Executive as its President and Chief Executive Officer and by Executive serving as a director of the Company and its subsidiaries;

            WHEREAS, in order to induce Executive to serve in such positions, the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement; and

            WHEREAS, Executive is willing to accept such employment and perform services for the Company, on the terms and conditions hereinafter set forth;

            NOW THEREFORE, in consideration of the promises and of the mutual covenants herein contained, it is agreed as follows:

      I .     EMPLOYMENT, POSITIONS AND DUTIES.

            1.1 The Company hereby agrees to employ Executive and the Executive hereby agrees to undertake employment with the Company upon the terms and considerations herein set forth.

            1.2 During the Term (as hereafter defined), the Executive will serve in the positions of President and Chief Executive Officer of the Company and in appropriate positions in each subsidiary of the Company. Executive will be appointed immediately to fill an open position as a member of the Board of Directors of the Company (the "Board"). Throughout the Term, the Company will
(i) cause Executive to be included in the management slate for election as a director at every shareholders' meeting at which his term as a director would otherwise expire, and (ii) cause the Executive to be elected as a member of the Board of Directors of each subsidiary of the Company.

            1.3 During the Term, the Executive will devote substantially all of his working time and efforts to the performance of services, duties and responsibilities in accordance with this Agreement. The Executive will have such duties, functions, responsibilities and authority as are (i) consistent with the positions set forth in Section 1.2, (ii) assigned to his positions by the applicable bylaws of the Company or (iii) reasonably assigned to him by the Board. Executive will report directly to the Board. Executive's duties, functions, responsibilities and authority may be increased, but not decreased, by the Board and, as so increased, will thereafter constitute Executive's duties, functions, responsibilities and authority hereunder.
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            1.4 Notwithstanding the foregoing, Executive may, (i) subject to the approval of the Board, serve as the director of a noncompeting company, (ii) serve as an officer, director or otherwise participate in educational, welfare, social, religious and civic organizations, and (iii) manage personal and family investments.

            1.5 In connection with his employment during the Term, unless otherwise agreed by the Executive, the Executive will be based at the Company's principal executive offices in San Antonio, Texas. The Executive will undertake normal business travel on behalf of the Company, the reasonable expenses of which will be paid by the Company pursuant to Section 5.

            1.6 The Company will provide to Executive its standard indemnification agreement for officers and directors of the Company.

      2. Term OF EMPLOYMENT. Executive's term of employment under this Agreement will commence on August 24, 1998 (the "Start Date") and, subject to the provisions of this Agreement, will terminate on the earlier of (i) the fifth anniversary of the Start Date or (ii) termination of the Executive's employment pursuant to Section 7 of this Agreement (the "Termination Date"); PROVIDED, however, that this Agreement will be automatically renewed and the term extended for additional one-year periods commencing on the fifth anniversary of the Start Date, and on each anniversary date thereafter, unless the Company or Executive provides prior written notice in accordance with Section 12.5 at least one year and 90 days before the fifth anniversary of the Start Date or before any anniversary date thereafter (any reference to the "Term" of this Agreement will include the initial term and any renewal thereof).

      3.    COMPENSATION.

            3.1 SALARY. During the Term, the Company will pay Executive an annual base salary ("Base Salary") of not less than $400,000. Base Salary will be payable at the times and in the manner consistent with the Company's general policies regarding compensation of executive employees. Base Salary may be increased (but not decreased) in the discretion of the Compensation Committee of the Board (the "Compensation Committee") and, as so increased, will thereafter constitute "Base Salary" hereunder.

            3.2 ANNUAL INCENTIVE COMPENSATION. Executive will be eligible to participate in the current and any future annual cash incentive and/or management incentive plan (the "Bonus Plan") on terms commensurate with Executive's position and level of responsibility; PROVIDED, however, that Executive's annual target incentive will be not less than 50% of Base Salary; and PROVIDED, further, that Executive's annual incentive award for the 1998 fiscal year will be not less than 50% of Base Salary, which amount will be prorated to reflect Executive's actual period of service during 1998 after the Start Date. Except as set forth in the preceding sentence, nothing in this
Section 3.2 will guarantee to the Executive any specific amount of incentive compensation, or prevent the Compensation Committee from establishing an additional enhanced annual incentive compensation program with performance goals and compensation targets applicable only to the Executive.

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            3.3 LONG-TERM INCENTIVE COMPENSATION. Executive will be eligible to participate in the current and in any future long-term incentive compensation plan on terms commensurate with his position and level of responsibility; PROVIDED, HOWEVER, that Executive's participation in the Company's long-term incentive program will be at a level of not less than 150% of Executive's annual incentive award. Except as set forth in the preceding sentence, nothing in this
Section 3.3 will guarantee to the Executive any specific level or amount of long-term incentive compensation, or prevent the Compensation Committee from establishing an additional enhanced long-term compensation program with performance goals and compensation targets applicable only to the Executive.

            3.4 RELOCATION EXPENSES. As promptly as practicable following the Start Date, Executive will relocate to the general area of the Company's headquarters in San Antonio, Texas. The Company will reimburse the Executive for (or, where possible, pay on Executive's behalf) his reasonable relocation costs, including, without limitation, the following: (i) interest paid by Executive on any bridge loan incurred by Executive for the period (the "Bridge Period") between the purchase of his residence in the San Antonio, Texas area (the "New Residence") and the sale of his existing residence; PROVIDED, HOWEVER, that the loan amount on which interest will be reimbursed pursuant to this clause (i) will not exceed, in the aggregate, the amount of Executive's equity in his existing residence as of the Start Date; (ii) the mortgage payments during the Bridge Period on the smaller of the two mortgages Executive is then carrying on his existing residence and the New Residence; (iii) the closing costs (including, without limitation, real estate commissions, transaction taxes, filing fees, title and property inspections, appraisals, attorney fees, etc.) incurred on the sale of Executive's existing residence and on the purchase of the New Residence; (iv) the expenses (points) associated with the Executive's mortgage on his New Residence, but not in excess of $20,000; and (v) housing expenses in San Antonio through June 1999 or, if earlier, until Executive completes his relocation to San Antonio. The Company will make Executive whole for any taxes for which Executive becomes liable by reason of the reimbursements and payments provided for in the preceding sentence. Executive agrees that (a) the asking price for the sale of his existing residence will reasonably reflect the relevant housing market under all of the circumstances, and (b) Executive will consider any reasonable bona fide offer made to purchase his existing residence. Upon request by the Compensation Committee, Executive will provide, at the Company's expense, documentation evidencing his good faith adherence to the terms of this Section 3.4, including, without limitation, appraisals and other information relevant to determining the value of his existing residence.

            3.5 OTHER COMPENSATION. Nothing in this Section 3 will preclude the Compensation Committee from authorizing such additional compensation to the Executive, in cash or in property, as the Compensation Committee may determine in its sole discretion to be appropriate.

            3.6 ANNUAL PERFORMANCE ]REVIEW. Executive will receive an annual performance review by the Board in writing and in person within a reasonable time following the close of the Company's fiscal year.

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      4.    EMPLOYEE BENEFITS.

            4.1 EMPLOYEE BENEFIT PROGRAMS, PLANS AND PRACTICES. (i) During the Term, subject to Section 3 and this Section 4, the Company will provide Executive and his eligible dependents, subject to the terms and conditions of the applicable plans, participation in all Company-sponsored employee benefit plans, including all employee retirement income and welfare benefit policies, plans, programs or arrangements in which senior executives of the Company participate, in a manner commensurate with his position and level of responsibility in the Company.

                  (ii) The Company will arrange for a supplemental disability policy such that, in the aggregate, the disability benefits provided to Executive will be 60% of Base Salary.

                  (iii) Without limiting the foregoing, during the Term, Executive will participate in the same manner as other senior executives of the Company in (a) the Company's 401 (k) plan and (b) the Company's split-dollar life insurance program or alternative life insurance and retirement program providing comparable benefits.

            4.2 VACATION AND FRINGE BENEFITS. Executive will be entitled to four weeks' vacation per year, effective on the Start Date. In addition, Executive will be entitled to the perquisites and other fringe benefits made available to senior executives of the Company, commensurate with his position and level of responsibility with the Company, including, without limitation, one club membership, tax and financial planning, and an allowance for, or, a Company car.

      5. EXPENSES. The Company will promptly reimburse the Executive for all travel and other business expenses that the Executive incurs in the course of the performance of his duties to the Company under this Agreement in a manner commensurate with the Executive's position and level of responsibility with the Company and in accordance with the Company's policies and rules relating to the reimbursement of such expenses.

      6.    RESTRICTED STOCK AND STOCK OPTIONS.

            6.1 The Company will grant to Executive, effective on the Effective Date, 5,000 shares of the Company's common stock (the "Restricted Stock"). The Restricted Stock will be held in escrow and will be subject to forfeiture (subject to Section 7.5) as set forth in the agreement evidencing the grant of shares of Restricted Stock; PROVIDED, however, that on each of the first three anniversary dates of the Effective Date, 5,000 shares of such Restricted Stock will no longer be subject to forfeiture and will be released from escrow.

            6.2 The Company will grant to Executive, effective on the Effective Date, one option (the "First Option") to purchase 150,000 shares of the Company's common stock and three options (the "Second Option," "Third Option," and "Fourth Option") each to purchase 50,000 shares of the Company's common stock. (The First, Second, Third and Fourth Options will be

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referred to herein separately as an "Option" and collectively as the "Options.")
Each Option will have a 10-year term and an exercise price equal to the closing price of the Company's common stock on the trading date immediately preceding the Effective Date. The First Option will become exercisable in installments of 30,000 shares on each of the first five anniversary dates of the Effective Date, provided that the Executive remains employed by the Company (subject to Sections
7.1 and 7.5) on such dates. The Second, Third and Fourth Options will become exercisable in their entirety on the ninth anniversary date of the Effective Date, provided that the Executive remains employed by the Company on such date; PROVIDED, however, that the Second, Third and Fourth Options will become exercisable earlier at the close of the first 15-consecutive trading-day period over which the average closing price of the Company's common stock is at least equal to a target price of-

                                $30 per share     Second Option
                                $35 per share     Third Option
                                $40 per share     Fourth Option

Upon the achievement of a target price as set forth above, the Option will then become exercisable in installments of 10,000 shares, determined retrospectively as of each of the first five anniversary dates of the Effective Date. Thus, for purposes of illustration only, if the target price of $30 per share were achieved on October 1, 2000, 20,000 shares covered by the Second option would immediately become exercisable on such date, and the remaining 30,000 shares covered by the Second Option would become exercisable in installments of 10,000 shares on each of the third, fourth and fifth anniversary dates, respectively, of the Effective Date, provided that the Executive remains employed by the Company on such anniversary dates (subject to Section 7.5).

            6.3 The grants of the shares of Restricted Stock and of the Options will be made pursuant to, and subject to the terms, conditions and restrictions set forth in, the Company's 1993 Stock Plan, as amended. The definitive terms of the grants of the shares of Restricted Stock and the Options will be as set forth in agreements previously provided to the Executive.

      7. TERMINATION OF EMPLOYMENT. Notwithstanding the Term specified in
Section 2, the termination of the Executive's employment hereunder will be governed by the following provisions:

            7.1 DEATH. The Executive's employment will terminate upon his death during the Term. In the event of the Executive's death during the Term, the Company will pay to the Executive's beneficiaries or estate, as appropriate, as soon as practicable after the Executive's death, (i) the unpaid Base Salary to which the Executive is entitled, pursuant to Section 3. 1, and any other compensation earned but not yet paid through the date of the Executive's termination (,'collectively, the "Compensation Payments"), (ii) for any accrued and/or unused vacation days (the "Vacation Payment"), (iii) the target bonus under the Bonus Plan in respect of the fiscal year in which the Executive's termination occurs, prorated for the number of days until Executive's termination during such fiscal year (the "Prorated Bonus"), and (iv) any death benefits under the employee benefit programs, plans and practices referred to in
Section 4. 1, in accordance with

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their terms. In the event of Executive's death prior to the effectiveness of the alternative life insurance and retirement program described in Section 4. 1
(iii)(b), the First Option will become fully vested and exercisable for a period of one year. This Section 7.1 will not limit the entitlement of the Executive's estate or beneficiaries to any death or other benefits then available to the Executive under any life insurance, stock ownership, stock options, or other benefit plan or policy that is maintained by the Company for the Executive's benefit or otherwise.

            7.2 PERMANENT DISABILITY. If the Executive becomes totally and permanently disabled (as defined in the Company's Long-Term Disability Benefit Plan available to senior executive officers as in effect at the time Executive's disability is incurred) ("Permanent Disability") during the Term, the Company or the Executive may terminate Executive's employment on written notice thereof in accordance with Section 12.5, and (a) the Company will provide to the Executive as soon as practicable: (i) amounts payable pursuant to the terms of any applicable disability insurance policy or policies or similar arrangement that the Company maintains during the Term, (ii) the Prorated Bonus, (iii) the Vacation Payment, (iv) the Compensation Payments, and (v) such payments under applicable plans or programs, including but not limited to those referred to in
Section 4.1, to which the Executive is entitled pursuant to the terms of such plans or programs, and (b) the Executive will retain eligibility as an employee for the Company's medical plan until the disability ends, other insurance providing comparable benefits is secured, or the Executive attains age 65, whichever occurs first.

            7.3 VOLUNTARY TERMINATION BY EXECUTIVE; DISCHARGE FOR CAUSE. (i) During the Term, the Company may terminate the Executive's employment hereunder for Cause (as defined below). In the event that during the Term the Executive's employment is terminated by the Company for Cause or by the Executive other than for Good Reason (as defined below) or other than as a result of the Executive's Permanent Disability or death, the Company will pay as soon as practicable to the Executive (or his representative) (a) the Compensation Payments and (b) the Vacation Payment, and the Executive will be entitled to no other compensation, except as otherwise due to him under applicable law or the terms of any applicable plan or program. Executive will not be entitled, among other things, to the payment of any bonus in respect of all or any portion of the fiscal year in which such termination occurs.

                  (ii) For purposes of this Agreement, the Company will have "Cause" to terminate the Executive's employment hereunder upon a finding by the Board that (a) the Executive has been convicted by a court of competent jurisdiction of the commission of a felony, (b) the Executive has willfully and continuously failed to perform material assigned duties after written notice from the Board of such failure and Executive fails to cure such failure within a reasonable period after receipt of such notice, (c) the Executive engaged in willful misconduct that is materially injurious to the Company, or (d) the Executive materially breached any of the express covenants set forth in Section
10.1 or 10.5.

                  (iii) The Company may not terminate the Executive's employment for Cause under this Section 7.3 unless, in the case of Section 7.3(ii)(b), the Executive has not cured the failure in the manner specified therein, and unless and until the Company provides the Executive with written notice in accordance with Section 12.5 that the Company intends to

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terminate his employment for Cause. Such written notice will specify the particular act or acts, or failure to act, that is or are the basis for the decision to so terminate the Executive's employment for Cause. The Employee will be given the opportunity within 30 calendar days of the receipt of such notice to meet with the Board to defend such act or acts, or failure to act. Thereafter, the Executive's employment by the Company may be terminated under this Section 7.3 for Cause as of the receipt of a written notice (or, if later, the date specific in such notice) from the Company terminating the Executive for Cause accompanied by a copy of a resolution duly adopted by the affirmative vote of not loss than three-quarters of the Board (excluding the Executive) finding Cause and terminating Executive's employment for Cause. A notice of termination for Cause given under this Section 7.3 must set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination.

            7.4   TERMINATION.

                  (i) INVOLUNTARY TERMINATION. During the Term, the Executive's employment hereunder may be terminated by the Company for any reason other than Cause by delivery in accordance with Section 12.5 to the Executive at least 90 days prior to the proposed Termination Date of a notice of termination and a copy of a resolution duly adopted by the affirmative vote of a majority of the full number of directors constituting the Board at a meeting Of the Board called and held for the purpose of terminating Executive's employment. The Executive will be treated for purposes of this Agreement as having been involuntarily terminated Other than for Cause if during the Term the Executive terminates his employment with the Company prior to termination for Cause for any of the following reasons (each, a "Good Reason"): without the Executive's written consent, (a) the Company has breached any material provision of this Agreement and within 30 days after notice thereof from the Executive, the Company fails to cure such breach; (b) a successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company fails to assume liability under the Agreement; (c) the failure to elect or reelect or otherwise to maintain the Executive as President, Chief Executive Officer and as a director of the Company (or any successor entity by operation of law or otherwise); or (d) at any time after the Company has notified the Executive pursuant to Section 2 that the Company does not intend to renew the Agreement and the Executive's employment at the end of the Term (including any previous renewals) (rather than to allow the Agreement automatically to renew).

                  (ii) VOLUNTARY TERMINATION. During the Term, the Executive may voluntarily terminate the Agreement at any time upon 90 days' prior notice to the Company as provided in Section 12.5. The Executive's death or Permanent Disability during the Term will be deemed to constitute a voluntary termination of employment for purposes of eligibility for termination payments and benefits as provided in Section 7.5, but for no other purpose.

               7.5       TERMINATION PAYMENTS AND BENEFITS.

                  (i) FORM AND AMOUNT. Upon the Executive's involuntary termination other than for Cause pursuant to Section 7.4(i), (a) the Company will pay or provide as soon as practicable to the Executive (1) the Prorated Bonus, (2) the Vacation Payment, (3) the

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Compensation Payments, (4) such payments under applicable plans or programs to which the Executive is entitled pursuant to the terms of such plans or programs,
(5) a payment equal to two times the sum of Base Salary plus two times target annual bonus pursuant to the Bonus Plan, (6) for 24 months (the "Continuation Period"), the continuation of employee welfare benefits set forth in Section 4.1 except as offset by benefits paid or provided by other sources as set forth in
Section 8, or as prohibited by law, and (7) outplacement services by a firm selected by the Executive, at the expense of the Company, in an amount up to $30,000; and (b) notwithstanding any provision to the contrary in the applicable award agreement or in any plan, (i) all restrictions pertaining to the shares of Restricted Stock will lapse, (ii) the First Option will become fully vested and exercisable for one year thereafter, (iii) any of the Second, Third or Fourth Options that otherwise became exercisable prior to the Termination Date will become fully vested and exercisable for one year thereafter. Notwithstanding the foregoing, in the case of a termination of employment pursuant to Section 7.4(i)(d) (Good Reason due to Company's notice of nonrenewal of the Agreement), "one times" will be substituted for "two times" in Section 7.5(i)(a)(5) and " 12 months" will be substituted for "24 months" in Section 7.5(i)(a)(6). For purposes of determining the period of continuation coverage to which the Executive or any of his dependents is entitled tinder Section 4980B of the Internal Revenue Code of 1986, as amended (or any successor provision thereto), under any group health plan maintained by the Company or its affiliates, the Executive will be deemed to have remained employed until the end of the Continuation Period.

                  (ii) TIME AND MANNER OF PAYMENT. The cash amounts due to Executive pursuant to Section 7.5(i)(a) will be paid by the Company within five business days after the Executive's Termination Date by check payable to the order of Executive or by wire transfer to an if account specified by Executive; PROVIDED, HOWEVER, that any earned bonus included in the Compensation Payment and any payments due under Section 7.5(i)(a)(4) will be paid in accordance with the terms of the applicable plan or program.

                  (iii) MAINTENANCE OF BENEFITS. During the Continuation Period, the Company will use its best efforts to maintain in full force and effect for the continued benefit of the Executive all benefits referenced in Section 7.5(i)(a)(6) or will arrange to make available to the Executive benefits substantially similar to those that the Executive would otherwise have been entitled to receive if his employment had not been terminated. Such benefits will be provided to the Executive on the same terms and conditions (including employee contributions toward the premium payments) under which the Executive was entitled to participate immediately prior to his termination at no additional cost (including, without limitation, additional taxes thereon) to the Executive. If the Executive decides not to continue making premium payments on his split-dollar life insurance policy, Executive agrees that he will promptly reassign the policy to the Company.

                  (iv) FORFEITURE. Notwithstanding the foregoing provisions of
Section 7.5, any right of the Executive to receive benefits under Section 7.5(i)(6) and Section 7.5(i)(7) will be forfeited to the extent of any amounts payable or benefits to be provided after a material breach of the covenants set forth in Section 10.1 or 10.2.

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            7.6   NONDUPLICATION OF BENEFITS. To the extent, and only to the extent, a payment or benefit that is paid or provided under this Section 7 would also be paid or provided under the terms of the applicable plan, program, agreement or arrangement, including, without limitation, the Executive's Severance Agreement described in Section 9, such applicable plan, program, agreement or arrangement will be deemed to have been satisfied by the payment made or benefit provided under this Agreement.

            7.7 RESIGNATION AS A DIRECTOR. Immediately upon Executive's termination of employment with the Company for any reason, Executive will resign as a member of the Board and of the board of directors of each subsidiary of the Company. The Company's obligations to Executive under this Section 7 will be conditioned on Executive furnishing such resignations.

      8. MITIGATION AND OFFSET. The Executive is under no obligation to mitigate damages or the amount of any payment or benefit provided for hereunder by seeking other employment or otherwise and no amounts earned by the Executive, whether from self-employment, as common law employee or otherwise, will reduce the amount of any payment or benefit under any provision of this Agreement; PROVIDED, HOWEVER, that the Executive's coverage under the Company's welfare benefits as provided in Section 7.5(i)(a)(6) will terminate as soon as the Executive becomes covered under any comparable employee benefit plan made available by another employer and covering the same type of benefits. The Executive will report to the Company any such benefits actually received by him.

      9.    CHANGE-IN-CONTROL PROVISIONS.

            9.1 The Executive will be offered the Company's form of change-in-control Severance Agreement (the "Severance Agreement"), to be effective as of the Start Date and continue throughout the Term; PROVIDED, however, that Section 3(c) of the Severance Agreement will be revised to substitute "six-month anniversary" for "first anniversary."

            9.2 Either the Executive's Severance Agreement or the agreements evidencing the grants of the shares of Restricted Stock and the Options will provide that upon the occurrence of a "Change in Control" (as defined in the Severance Agreement), all restrictions pertaining to the shares of Restricted Stock will lapse and all of the Options will become fully vested and exercisable.

        10. COVENANTS.

            10.1 CONFIDENTIALITY. During the Term, the Company agrees that it will disclose to Executive its confidential or proprietary information (as defined in this Section 10.1) to the extent necessary for Executive to carry out his obligations under this Agreement. The Executive hereby covenants and agrees that he will not, without the prior written consent of the Company, during the Term or thereafter intentionally and wrongfully disclose to any person not employed by, representing, or engaged by, the Company or any of its subsidiaries, or to any director of the Company or any of its subsidiaries, or intentionally and wrongfully use in connection with engaging in competition with the Company, any confidential or proprietary information of the

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Company. For purposes of this Agreement, the term "confidential or proprietary information" means all material information of a confidential and proprietary nature and in any form that is owned by the Company and that is not publicly available (other than by Executive's breach of this Section 10.1) or generally known to persons engaged in businesses similar or related to those of the Company. Confidential or proprietary information may include, without limitation, the Company's financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, and all other secrets and all other information of a confidential or proprietary nature. For purposes of the preceding two sentences, the term "Company" will also include its affiliates (collectively, the "Restricted Group"). The foregoing obligations imposed by this Section 10. 1 will not apply (i) during the Term, in the course of the business of and for the benefit of the Company, (ii) if such confidential or proprietary information is or will have become, through no fault of the Executive, known to the public or
(iii) if the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement).

                  10.2 NONSOLICITATION. The Executive hereby covenants and agrees that during the Term and for one year thereafter he will not, without the prior written consent of the Company, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or attempt to solicit any employee of the Restricted Group to give up employment with the Restricted Group. The Company agrees that neither advertisement of employment positions, nor contact of an employee of the Company by an executive search firm that has not been instructed to target a Company employee, nor a contact initiated by a Company employee regarding employment will be considered "solicitation" for purposes of this Section 10.2.

            10.3 ENFORCEMENT. Executive and the Company agree that the covenants contained in Sections 10.1 and 10.2 are reasonable under the circumstances, and further agree that if in the opinion of the court of competent jurisdiction any such covenant is not reasonable in any respect, such court will have the right, power and authority to excise or modify any provision or provisions of such covenants as to the court will appear not reasonable and to enforce the remainder of the covenants as so amended. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his obligations under Sections 10.1 and 10.2 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of his violation of any such provision of this Agreement, the Company will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

            10.4 POST-TERMINATION ASSISTANCE. The Executive agrees that after his employment with the Company has terminated he will provide, upon reasonable notice, such information and assistance to the Company as may reasonably be requested by the Company in connection with any litigation in which it or any of its affiliates is or may become a party; PROVIDED, however, that the Company agrees to reimburse the Executive for any related out-of pocket expenses, including travel expenses.

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            10.5 PRIVATE PLANE. The Executive agrees that during the Term the
Executive will not fly his plane on Company business.

      11. SURVIVAL. The expiration or termination of the Term will not impair the rights or obligations of any party hereto that accrue hereunder prior to such expiration or termination, except to the extent specifically stated herein. In addition to the foregoing, the Executive's covenants contained in Sections 10.1, 10.2 and 10.4 and the Company's obligations under Sections 7 and 12.1 will survive the expiration or termination of Executive's employment.

      12.   MISCELLANEOUS PROVISIONS.

            12.1 DISPUTE RESOLUTION. Any dispute between the parties under this Agreement will be resolved (except as provided below) through informal arbitration (located in the city in which the Company's principal executive offices are based) by an arbitrator selected under the rules of the American Arbitration Association and the arbitration will be conducted in that location under the rules of said Association. Each party will be entitled to present evidence and argument to the arbitrator. The arbitrate will have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions. The arbitrator will permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator. The determination of the arbitrator will be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof The arbitrator will give written notice to the parties stating his or their determination, and will furnish to each party a signed copy of such determination. The expenses of arbitration will be born equally by the Executive and the Company or as the arbitrator otherwise equitably determines. Notwithstanding the foregoing, the Company will not be required to seek or participate in arbitration regarding any breach of the Executive's covenants contained in Sections 10.1, 10.2, 10.3 or 10.5, but may pursue its remedies for such breach in a court of competent jurisdiction in the city in which the Company's principal executive offices are based. Any arbitration or action pursuant to this Section 12.1 will be governed by and construed in accordance with the substantive laws of the State of Texas, without giving effect to the principles of conflict of laws of such State.

            12.2 BINDING ON SUCCESSORS; ASSIGNMENT. This Agreement will be binding upon and inure to the benefit of the Company, the Executive and each of their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable; PROVIDED, however, that neither this Agreement nor any rights or obligations hereunder will be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

            12.3 GOVERNING Law. This Agreement will be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Texas, without regard to conflicts of law principles.

            12.4 SEVERABILITY. Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

            12.5 NOTICES. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have finished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

            12.6 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same Agreement.

            12.7 ENTIRE AGREEMENT. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the Executive's employment by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement will constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement.

            12.8 AMENDMENTS; WAIVERS. This Agreement may not be modified, amended, or terminated except by an instrument in writing, approved by the Company and signed by the Executive and the Company. Failure on the part of either party to complain of any action or omission, breach or default on the part of the other party, no matter how long the same may continue, will never be deemed to be a waiver of any rights or remedies hereunder, at law or in equity. The Executive or the Company may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform only through an executed writing; PROVIDED, HOWEVER, that such waiver will not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.

            12.9 NO INCONSISTENT ACTIONS. The parties will not voluntarily undertake or fail to undertake any action or course of action that is inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

            12.10 HEADINGS AND SECTION REFERENCES. The headings used in this Agreement are intended for convenience or reference only and will not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement. All section references are to sections of this Agreement, unless otherwise noted.

            12.11 BENEFICIARIES. Executive will be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to "Executive" will be deemed, where appropriate, to his beneficiary, estate or other legal representative.

            12.12 WITHHOLDING. The Company will be entitled to withhold from payment any amount of withholding required by law.

            12.13 AUTHORITY. The Company represents and warrants that it and its signatory hereto are duly authorized and empowered to execute and enter into this Agreement without any further action or approval.

            12.14 INTERIM EMPLOYMENT. Executive agrees, if so requested by the Company, to make himself available as a part-time employee of the Company commencing on the Effective Date and continuing up to the Start Date. Executive will be compensated for such service at a rate of $5,000 per month, prorated for the period of actual service.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


                                     /s/RONALD A. RITTENMEYER
                                        Ronald A. Rittenmeyer

                                      RAILTEX, INC., a Texas corporation


                                       /s/By:BRUCE M. FLOHR
                                          Bruce M. Flohr, Chairman of the Board

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